Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Stevanato Group S.p.A. for the registration of Ordinary Shares, Debt Securities, Warrants and Units and to the incorporation by reference therein of our report dated March 2, 2023, with respect to the consolidated financial statements of Stevanato Group S.p.A. as of December 31, 2022 and for each of the two years in the period then ended included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ EY S.p.A.

Treviso, Italy

March 20, 2024